As filed with the Securities and Exchange Commission on August 23, 1996

Registration No. 333-09073


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              CENTURY CASINOS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                          84-1271317
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                                 ---------------

                        50 South Steele Street, Suite 755
                             Denver, Colorado 80209
                                 (303) 388-5848
                   (Address, including zip code, and telephone
                         number, including area code, of
                     Company's principal executive offices)

                           James D. Forbes, President
                        50 South Steele Street, Suite 755
                             Denver, Colorado 80209
                                 (303) 388-5848
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   Copies to:
                              Reid A. Godbolt, Esq.
                              Jones & Keller, P.C.
                            1625 Broadway, Suite 1600
                             Denver, Colorado 80202

                               -------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                                                     CALCULATION OF REGISTRATION FEE

        Title of Each Class of               Amount to be          Proposed Maximum       Proposed Maximum             Amount of
      Securities to be Registered             Registered            Offering Price       Aggregate Offering          Registration
                                                                      Per Share                 Price                     Fee

     Common Stock, par value $.01              1,370,833              $1.4375(1)            $1,970,573(1)                $680
               per share
                 TOTAL                         1,370,833              $1.4375               $1,970,573                  $680

_______________
(1)      Calculated under Rule 457(c) and paid previously.




         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        PROSPECTUS DATED __________, 1996

                              CENTURY CASINOS, INC.
                                  -------------

                          Common Stock, $.01 par value
                                1,370,833 shares
                                  -------------

     This Prospectus relates to the offering of 1,370,833 shares of Common Stock, $.01 par value ("Common Stock") of Century Casinos, Inc. (the "Company") by 21 selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders may offer to sell any of the Common Stock covered by this Prospectus from time to time at prices and upon terms then obtainable in (i) ordinary brokers' transactions, (ii) block transactions in accordance with the rules of the Nasdaq SmallCap Market, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (iv) a combination of any such methods of sale in each case at market prices. See "Plan of Distribution." Certain of the Selling Stockholders and any broker-dealers who participate in sales of Common Stock covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions paid or discounts or concessions allowed to any such broker-dealers by any person, any profits received from reselling the Common Stock covered by this Prospectus if any such broker-dealers purchases any such Common Stock as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders or purchasers of Common Stock will pay all discounts, commissions, and fees incurred in selling Common Stock covered by this Prospectus, except that the Company will bear all expenses incident to the registration and qualification of the Shares under the Securities Act of 1933, as amended, and state securities laws, on behalf of the Selling Stockholders. The Company will receive no proceeds from sales by the Selling Stockholders. See "Use of Proceeds."


     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol CNTY. On August 19, 1996, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $1.19 per share.


                              ---------------------

     THE SECURITIES OFFERED HEREBY ENTAIL CERTAIN RISKS WHICH SHOULD BE CONSIDERED BY INVESTORS. SEE "RISK FACTORS."

                              ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION..........................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3
THE COMPANY....................................................................4
RISK FACTORS...................................................................6
USE OF PROCEEDS...............................................................12
SELLING STOCKHOLDERS..........................................................13
PLAN OF DISTRIBUTION..........................................................16
DESCRIPTION OF SECURITIES.....................................................17
LEGAL MATTERS.................................................................18
EXPERTS.......................................................................18

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports and other information concerning the Company may be inspected and copies may be obtained at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., as well as the following regional offices: 75 Park Place, 14th Floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. Copies of the foregoing material can also be obtained at prescribed rates from the Public Reference Section of the Commission. The Company's Common Stock is also listed on the Nasdaq SmallCap Market, and in accordance therewith, the Company files periodic reports, proxy statements and other information with the Nasdaq SmallCap Market.

     The Company furnishes to its stockholders annual reports containing financial statements audited by its independent accountants.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     1. Annual Report on Form 10-KSB for the Year Ended December 31, 1995;


     2. Quarterly Reports on Form 10-QSB for the Quarters Ended March 31 and June 30, 1996; and


     3. Current Report on Form 8-K dated July 1, 1996.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Century Casinos, Inc., 50 South Steele Street, Suite 755, Denver, Colorado 80209, Attention: Norbert Teufelberger, Secretary (telephone number
(303) 388-5848). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                   THE COMPANY

     Century Casinos, Inc. (the "Company") was formed to acquire equity and other participation interests in, and to obtain management contracts with respect to, gaming establishments, with a primary focus on gaming markets in the United States. The Company, formerly known as Alpine Gaming, Inc. ("Alpine") is a result of a business combination completed on March 31, 1994, pursuant to which Century Casinos Management, Inc. ("Century Management") shareholders acquired approximately 76% of the then issued and outstanding voting stock of the Company and all officer and board positions of the Company were assumed by the management team of Century Management. Effective June 7, 1994 the Company reincorporated in Delaware under the name "Century Casinos, Inc." Because the Company is the result of the transaction discussed above, the Company's business has been combined with that of Century Management, and references herein to the Company refer to the combined entities, unless the context otherwise requires.

     The Company operates the Legends Casino and Womack's Saloon & Gaming Parlor ("Womack's") in Cripple Creek, Colorado and operates two small casinos on cruise ships. The Company has a casino management consulting agreement with a consortium of Greek firms and Playboy Enterprises, Inc. for a casino to be established on the island of Rhodes, Greece, and is pursuing other gaming opportunities in South Africa. The Company also has other potential gaming projects in the United States and internationally that are in various stages of development.

     On July 1, 1996, the Company purchased substantially all of the assets, and assumed substantially all of the liabilities, of Gold Creek Associates, L.P. ("Gold Creek"), the operator of Womack's in Cripple Creek, Colorado. Prior to the acquisition, the Company and its affiliates were not affiliated with Gold Creek or its affiliates. The total purchase price of the acquisition was approximately $13.5 million, consisting of a base cash payment of $5 million plus $320,000 for the amount of estimated working capital as of the closing date, a promissory note of $5.2 million issued to Gold Creek and the assumption of existing debt of Gold Creek of approximately $3 million. The promissory note issued to Gold Creek bears interest at 9% and provides for monthly payments of only interest for 18 months; thereafter, monthly principal payments of $43,121, plus interest on the unpaid principal, are required, with a final balloon principal payment of $2,328,000 due in July 2003. The note is secured by substantially all of the tangible assets purchased, subject to existing encumbrances, and the Company is required to meet certain financial covenants. Additionally, the agreement provides that on July 1, 1998, the Company will issue 1,060,000 shares of its common stock, valued at approximately $2 million based on recent trading prices, to two principals of Gold Creek who entered into consulting contracts with the Company at closing. In addition to the financing provided by Gold Creek, additional funds required to complete the acquisition were raised through private sales of common stock of the Company, with net proceeds of $4,552,000 from 4,072,233 shares sold. In connection with sales of common stock by a placement agent, the Company also issued warrants to such placement agent to purchase 150,000 shares of the Company's common stock at $2.36 per share. The warrants have a term of five years. In addition, the Company issued a $500,000 convertible debenture to a private investor. The debenture bears interest at 10.5%, payable quarterly. The holder has the option to convert the outstanding principal into the Company's common stock at $1.84 per share, subject to a minimum per conversion transaction of $50,000.

     The Company generally seeks to enter into gaming operations in areas with attractive demographic attributes, high population density, local tourism and/or predictable traffic patterns with a long-term objective of maintaining a policy of geographic diversification of its projects. The Company's primary economic analysis covers the potential market area surrounding a proposed gaming location, although it takes into consideration the economic conditions in any community in which it intends to establish a gaming facility, as many of the new gaming jurisdictions have approved gaming as a means to revitalize economies of local areas. Management believes that there are a significant number of gaming opportunities in the United States, as well as overseas, and the Company will have opportunities to acquire casino sites that have underperformed financially, although favorable outcomes to the Company of these opportunities cannot be assured.

                                  RISK FACTORS

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, SHOULD BE CONSIDERED SPECULATIVE AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WITH RESPECT TO CENTURY. THE HEADINGS ARE NOT INTENDED TO DESCRIBE FULLY THE RISKS, BUT ARE INTENDED TO ALERT READERS TO THE GENERAL SUBJECT MATTERS OF THE RISKS DESCRIBED.

Historical Operating Losses

     From June 1992 through December 31, 1994, the Company incurred net losses of approximately $3,784,000. The Company also incurred an operating loss for the year ended December 31, 1995 of approximately $2,606,000 although net income for the same period was approximately $612,000 primarily due to a $3,928,000 one-time gain recognized by the Company in consideration for the termination of its riverboat management agreement for a project in Louisiana. The Company incurred a net loss for the quarter ended March 31, 1996 of approximately $380,000. In addition, the Company's most significant operating casino, Legends Casino, incurred significant losses until the Company management took over management of the casino. Upon assuming control of the Company in April 1994, management implemented a plan at Legends Casino which has resulted in positive cash flow and net income for the casino in 1996. Management believes that the recent acquisition of Womack's should enable the Company to achieve net income, although this result cannot be assured. Also, in connection with further expansion, the likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with entry into untested gaming markets, purchasing and operating gaming establishments that did not succeed under prior operators and the competitive environment in which the Company operates or may operate.

Competition

     There is intense competition among companies in the gaming industry generally, and many gaming operators have greater name recognition and financial and marketing resources than the Company. The Company competes with many established gaming operators in Cripple Creek, Colorado, and in other Colorado gaming venues. A number of these operators have greater financial, operational and personnel resources than the Company. Additional competition is expected to occur from the expansion or construction of other casino and hotel properties or the upgrading of other existing facilities in the Cripple Creek area. Management is aware of one new casino and hotel construction project underway at the entrance to Cripple Creek's main gaming thoroughfare which, if and when completed, is expected to be the largest gaming operation in Cripple Creek. Management has informally been apprised that this casino may open anytime between August and December of 1996. There can be no assurance that the number of casino and hotel operations will not exceed market demand or that additional hotel rooms or casino capacity will not adversely affect the operations of the Company.

     The Company faces competition from other gaming operators in obtaining available gaming licenses. The Company also competes, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries and on and off-track wagering, among others.

     The ability of the Company to maintain its competitive position will require the expenditure of sufficient funds for such items as updating slot machines and video devices to reflect changing technology, periodic refurbishing of gaming areas and public service areas and replacing obsolete equipment on an ongoing basis. There can be no assurance that the Company will generate sufficient internal funds or obtain sufficient external financing on acceptable terms to fund such expenditures.

Dependence on Cripple Creek Market

     The Company's gaming revenues generated from operations in Cripple Creek, Colorado, comprise most of its total gaming revenues. If there is a downturn in gaming operations in Cripple Creek, the Company will be more adversely affected than if it had significant gaming operations in other gaming markets. Although the Company is seeking to diversify geographically, there can be no assurance that acceptable opportunities will be identified.

Seasonality of the Cripple Creek Market

     Because Cripple Creek, Colorado is a mountain tourist town, its gaming market is subject to seasonal fluctuations. Typically, gaming revenues are greater in the summer tourist season and are lower from October through April. During the year ended December 31, 1995, the Colorado Division of Gaming reported that casino revenue and percentage of the year's total in Cripple Creek were as follows for quarters ended: March 31 - $19,790,000 (21.0%); June 30 - $23,303,000 (24.8%); September 30 - $28,218,000 (30.0%); and December 31 -
$22,708,000 (24.1%). Seasonal fluctuations may be larger depending on inclement weather during the winter months.

Potential Sales of Shares of Common Stock and the Effect Thereof

     In March 1995, the Company completed a private placement of 1,460,000 Units at $1.50 per Unit, each Unit consisting of one share of common stock and one warrant to purchase one share of common stock exercisable until December 31, 1999 at an exercise price of $2.50 per share. In addition, in January 1996 the Company completed a private placement of 1,000,000 shares of common stock at $1.50 per share. Both of these private placements were conducted under
Regulation S adopted by the Securities and Exchange Commission (the "SEC"). Under Regulation S, the Company offered and sold the securities only outside of the United States to persons who were neither residents nor citizens of the United States. The shares in the 1995 private placement have been eligible for resale in the United States since May 1995. The shares in the January 1996 private placement became eligible for resale in the United States in March 1996. In addition, in June 1996 the Company completed a private placement under Regulation S of 2,851,400 shares of its common stock at approximately $1.17 per share, net of sales commissions. These shares became eligible for resale in the United States in late July 1996. The subsequent sale of shares of common stock by investors in these offerings (such shares generally may be freely resold after a 40-day holding period) into the public market could adversely affect the price of the common stock.

     In addition, the Company has a currently effective registration statement relating to the potential public offer and resale by current stockholders of up to 1,952,000 shares of common stock and 1,328,000 warrants to purchase a like number of shares of common stock at an exercise price of $2.25 per share. Management estimates that approximately one-third of these securities have been resold under the registration statement. The public offer and resale of the remaining securities, as well as the potential for such resale, could adversely affect the price of the common stock.

Adverse Impact on Net Results Due to Goodwill Amortization and Amortization of Deferred Debt Issuance Costs

     In March 1994, Century Casinos Management, Inc., a Delaware corporation ("Century Management") acquired the Company, formerly known as Alpine Gaming, Inc. ("Alpine") in a "reverse triangular" merger, pursuant to which the former stockholders of Century Management received approximately 76% of the outstanding voting stock of Alpine. Shortly thereafter Alpine reincorporated in Delaware under the name "Century Casinos, Inc." The acquisition was accounted for by the purchase method of accounting. The excess of the purchase price over the estimated fair value of Alpine's assets before the acquisition, approximately $7,700,000, was allocated to goodwill. This goodwill is being amortized over a ten-year period, which results in an annual non-cash charge to operations of approximately $770,000. In addition, the Company has preliminarily estimated that the acquisition of Womack's will result in approximately $9,000,000 of goodwill to be amortized over a fifteen-year period, resulting in an annual non-cash charge to operations of approximately $600,000. The amortization of all of these amounts, although having no effect on future cash flows, will adversely impact the Company's earnings on a consolidated basis.

Speculative Nature of Potential Gaming Projects

     In addition to its operating projects, the Company has a number of potential gaming projects in various stages of development. In addition to the capital needs of these potential projects (which may require outside financing), there are various other risks which could materially adversely affect a proposed project or eliminate its feasibility altogether. For example, in order to conduct gaming operations in most jurisdictions, the Company must first obtain gaming licenses or receive regulatory clearances. To date the Company has obtained gaming licenses or approval to operate gaming facilities in Colorado, Louisiana and from the National Indian Gaming Commission. While management believes that the Company is licensable in any jurisdiction, each licensing process is unique and requires a significant amount of funds and management time. The licensing process in any particular jurisdiction can take significant time as well as significant expense in terms of licensing fees, paying for background investigation costs, fees of counsel and other associated preparation costs. Moreover, should the Company proceed with a licensing approval process with industry partners, such industry partners will be subject to regulatory review as well. The Company seeks to satisfy itself that industry partners are licensable, but cannot assure that such partners will, in fact, be licensable. Additional risks before commencing operations include the time and expense incurred in unforeseen difficulties in obtaining suitable sites, adequate liability insurance, liquor licenses, building permits, materials, competent and able contractors, supplies, employees, gaming devices and related matters. In addition, certain licenses include competitive situations where, even if the Company is licensable, other factors such as the economic impact of gaming and financial and operational capabilities of competitors must be analyzed by regulatory authorities. These factors make it difficult to predict whether the Company will be granted gaming licenses in jurisdictions in which it may seek to operate. All of these risks should be viewed in light of the Company's limited staff and limited capital.

Risks Associated With Expansion

     The Company may seek to expand its operations into additional jurisdictions where casino gaming is permitted or casino gaming is anticipated to be legalized. The Company's ability to expand to additional locations will depend upon a number of factors, including, but not limited to: (i) the identification and availability of suitable locations, and the negotiation of acceptable purchase, lease, joint venture or other terms; (ii) the securing of required state and local licenses, permits and approvals, which in some jurisdictions may be limited in number; (iii) political factors; (iv) the risks typically associated with any new construction; (v) the availability of adequate financing on acceptable terms; and (vi) for locations outside the United States, all the risks of foreign operations, including currency controls, unforeseen local regulations, political instability and other related risks. Certain jurisdictions issue licenses or approval for gaming operations by inviting proposals from all interested parties, which may increase competition for such licenses or approvals. In addition, certain jurisdictions require new gaming operations to be in the form of joint ventures with local participants and that the proposed operator provide evidence of ability to finance construction and start-up costs. The development of dockside and riverboat casinos may require approval from the U.S. Army Corps of Engineers and will be subject to significant Coast Guard regulations governing design and operation. Most of these factors are beyond the control of the Company. As a result, there can be no assurance that the Company will be able to expand to additional locations or, if such expansion occurs, that it will be successful. Further, the Company anticipates that it will continue to expense certain costs, which were substantial in 1993, 1994 and 1995 and may continue to be substantial in the future, in connection with the pursuit of expansion opportunities, and may be required to write off any capitalized costs incurred in connection with these ventures.

     To the extent the Company's proposed or future expansion projects are successfully completed, the Company must manage its growth. In addition, the Company's ongoing operating strategies and entry into new markets will require the consideration of new marketing strategies to compete successfully. As a result, the Company has been and will be required to add and train personnel, continuously evaluate its management structure, expand its management information systems and control its operating expenses. If the Company is unable to manage growth effectively, its operating results could be adversely affected.

Dependence on Key Persons; Control

     The future success of the Company is highly dependent upon the efforts of certain of its executive officers and directors. Loss of any such persons would likely have an adverse impact on the Company. The Company does not have employment contracts with any of these persons nor does the Company have any life insurance on any of the lives of any of its executive officers or directors. The officers and directors of the Company, who currently control, either directly or indirectly through proxies, approximately 23.0% of the Company common stock (which percentage assumes that all outstanding options of the Company exercisable within 60 days are exercised in full), will likely continue to have control over the election of the Board of Directors of the Company. This control will make it difficult, without the consent of such persons, for a third party to acquire control of the Company or to replace any member of the Board of Directors of the Company. As a practical matter, the directors of the Company have veto power over significant corporate transactions of the Company.

Trading Market

     Presently, the Company common stock trades in the NASDAQ SmallCap Market under the trading symbol "CNTY." This market is an automated quotation market, and is characterized by small issuers and a lack of significant or orderly trading volumes. These factors could lead to volatility and thin trading of the the Company common stock. The Company's long-term goal is to list its common stock on the NASDAQ National Market, although this result cannot be assured because the Company presently does not meet several of the required criteria. The Company's common stock also began trading on the Berlin Stock Exchange in early 1996.

No Dividends

     Management intends to use earnings of the Company to finance the growth of its business. Accordingly, while payment of dividends by the Company rests within the discretion of the Board of Directors, no dividends have been declared or paid by the Company, and it does not presently intend to pay dividends. There can be no assurance that dividends will ever be paid.

Risk of Closure Due to Mechanical Failure and Severe Weather

     The operations of the Company are subject to risks, including closures due to casualty, mechanical failure, extended or extraordinary maintenance or severe weather conditions. Mechanical failures which could result in the temporary loss of service of all or portions of a gaming facility include loss of electrical power for lighting, heating through the loss of generators, transformers, HVAC equipment or the like. In addition, severe weather could result in road closures and reduce the number of persons traveling to Cripple Creek, Colorado, which would have a material adverse effect on the operating results of the Company. It is unlikely that the Company will be able to obtain business interruption coverage for casualties resulting from severe weather and there can be no assurance that the Company will be able to obtain casualty insurance coverage at affordable rates for casualties resulting from severe weather.

Anti-Takeover Measures

         Effective June 7, 1994, the Company changed its corporate structure significantly. These changes included (i) reincorporation in Delaware under the name "Century Casinos, Inc.," (ii) increasing the authorized capitalization from 10,000,000 shares of common stock to 50,000,000 shares of common stock and 20,000,000 shares of preferred stock, (iii) inclusion of a fair price business combination provision in its Certificate of Incorporation requiring approval by holders of 80% of the outstanding shares of voting stock of certain business combinations and other transactions, (iv) allowing stockholders to require the Company to redeem their shares in the event 50% of the Company's voting stock is purchased by an interested stockholder, and (v) allowing the Company to redeem the shares of any stockholder if, in the judgment of the Board of Directors, any license or proposed license would be jeopardized by such person's stock ownership of the Company. These proposals, when viewed in the aggregate, will likely have a significant anti-takeover effect with respect to persons attempting to purchase the Company or combine the Company in a transaction with another entity without the approval of the Board of Directors, and could thereby adversely affect the prices of the Company's securities.

Governmental Regulation

     The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. Such regulations generally afford significant discretion to regulatory authorities in making licensing and suitability determinations. The Company is subject to extensive and detailed governmental regulation in the states of Colorado, Louisiana, Missouri and Nevada. In the event the Company expands its operations into other jurisdictions it will be subject to additional regulation, which will create further administrative burdens on the Company.

Risk of Increases in Gaming Taxes

     Management believes that the prospect of significant tax revenue is one of the primary reasons that many jurisdictions in the United States have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to corporate income taxes, where applicable, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect the Company. The Company pays and expects that it will pay substantial taxes and fees in Colorado and expects to pay substantial taxes and fees in any other jurisdiction in which the Company conducts gaming operations.

Application of Environmental Regulations

     The Company is subject to a variety of federal, state and local environmental laws and regulations. While management believes that the Company is presently in material compliance with all environmental laws and regulations, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. In addition, although management is not aware of any environmental contamination at its properties, it has not conducted environmental audits of all such properties. The Company does not have insurance to cover environmental liabilities, if any.

Insurance Considerations

         The Company maintains a general liability and fire insurance at levels deemed reasonable by management; however, the Company cannot be certain that such insurance can be obtained on reasonable terms or in sufficient amounts in the future to cover significant liabilities which could be incurred through operations, accidents and losses outside the ordinary course of business.

                                 USE OF PROCEEDS

         Since this Prospectus relates to the offering of shares by the Selling Stockholders, the Company will not receive any of the proceeds from the sale of the securities offered hereby.

                              SELLING STOCKHOLDERS

     The following table sets forth (a) the names and addresses of the Selling Stockholders and (b) the number of shares owned by the Selling Stockholders, the number of shares being offered for sale by the Selling Stockholders and the number of shares to be owned by the Selling Stockholders after the offering of the shares, assuming the sale of all shares offered by the Selling Stockholders. Oppenheimer & Co., Inc. acted as the selling agent in connection with the sale of shares of the Common Stock set forth in the table below to all of the Selling Stockholders except Affiliated Financial Services, Inc. and the shares listed below in the name of Oppenheimer & Co., Inc., which shares may be acquired by it upon exercise of warrants to purchase Common Stock. No other Selling Stockholder has had any position or material relationship with the Company within the past three years.

                                           Beneficial                                                  Beneficial
                                           Ownership                                    Number of      Ownership After
                                           Before Offering                              Securities     Offering (a)
Name and Address                           (Number)                         (%)         Offered        (Number)           (%)

Mr. Frank Brosens                           200,000                         1.3           200,000           -0-          --
10 Bedford Center Road
Bedford Hills, NY 10507

Mr. Mark Jacobs                             10,000                          (1)            10,000           -0-          --
346 Deertrack Lane
Valley Cottage, NY 10989

Hilltop Partners, L.P.                      50,000                          (1)            50,000           -0-          --
c/o Lalfer Capital Management, Inc.
Attn: Mr. Jeffrey Eisenberger
45 West 45th Street, 9th Floor
New York, NY 10036

Mr. Roberto Verthelyl                       10,000                          (1)            10,000           -0-          --
330 West 56th Street, Apt. 17J
New York, NY 10019

Mr. Bernard Leifer                          15,000                          (1)            15,000           -0-          --
28 Yorkshire Drive
Suffern, NY 10901

Mr. Milton Lewin                            20,000                          (1)            20,000           -0-          --
33 Fifth Avenue, Apt. 3C
New York, NY 10003

Mr. Lloyd I. Miller                         120,000                         (1)           120,000           -0-          --
4550 Gordon Drive
Naples, FL 33940

Mr. Stephen Levitan                         10,000                          (1)            10,000           -0-          --
256 Ivy Place
Ridgewood, NJ 07450

Mr. Herbert Silverman                       25,000                          (1)            25,000           -0-          --
134 East Rockaway Road
Hewlett, NY 11557





Alan W. Steinberg, L.P.                    100,000                          (1)           100,000           -0-          --
7800 Red Road, Suite 203
Miami, FL 33143

Nicollett Fund Limited Partnership         200,000                          1.3           200,000           -0-          --
601 Lakeshore Parkway
Minnetonka, MN 55305

Affiliated Financial Services, Inc.         20,833                          (1)            20,833           -0-          --
7840 East Berry Place, Suite 200
Englewood, Colorado 80110

Oppenheimer & Co., Inc.                     150,000                         (1)            150,000          -0-          --
One World Financial Center
200 Liberty Street, 39th Floor
New York, NY  10281

The Chazen Foundation                       75,000                          (1)            75,000           -0-          --
Attn: Mr. Jerome A. Chazen
1441 Broadway, 8th Floor
New York, NY 10018

Anvil Investment Partners, L.P.             50,000                          (1)            50,000           -0-          --
Attn: Mr. Mark S. Zucker
100 Wilshire Blvd., 15th Floor
Santa Monica, CA 90401

Hilltop Offshore Limited                    20,000                          (1)            20,000           -0-          --
c/o Lalfer Capital Management, Inc.
Attn: Mr. Jeffrey Eisenberger
45 West 45th Street, 9th Floor
New York, NY 10036

Wolfson Family Trust                        30,000                          (1)            30,000           -0-          --
c/o Lalfer Capital Management, Inc.
Attn: Mr. Jeffrey Eisenberger
45 West 45th Street, 9th Floor
New York, NY 10036

Kennedy Funding Investment, Inc.            55,000                          (1)            55,000           -0-          --
Attn: Mr. Hanan Haskell
2 University Plaza, Suite 902
Hackensack, NJ 07601

Mr. Robin Rodriguez                         55,000                          (1)            55,000           -0-          --
5540 Laurel Ridge Road
Ruckersville, VA 22968

Ms. Jamie Zimmerman                         5,000                           (1)             5,000           -0-          --
101 Central Park West, Apt. 16G
New York, NY 10023

Constable Partners                        150,000                           (1)            150,000          -0-          --
Attn: Mr. John Constable
259 Radnor-Chester Road
Radnor, PA 19087

- --------------------
(1)      Less than 1%.

                              PLAN OF DISTRIBUTION

     The shares offered hereby on behalf of the Selling Stockholders are to be sold from time to time by means of (i) ordinary brokers' transactions, (ii) block transactions in accordance with the rules of the Nasdaq SmallCap Market,
(iii) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus, or (iv) a combination of any such methods of sale in each case at market prices. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. Commissions may also be received from purchasers for whom brokers or dealers act as agents. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

                            DESCRIPTION OF SECURITIES

Securities

     The Company's Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Common Stock. Each record holder of common shares is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Holders of outstanding common shares are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive ratably the net assets of the Company available to the stockholders. Holders of outstanding common shares have no preemptive, conversion, or redemptive rights. All of the issued and outstanding common shares are, and all unissued securities when offered and sold shall be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common shares of the Company are issued, the relative interest of then existing stockholders may be diluted.

Company's Option to Repurchase Securities

     Article Fifteenth of the Certificate of Incorporation of the Company provides that the Company may not issue any voting securities or other voting interests except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations adopted thereunder or any other gaming law or the regulations adopted thereunder.

     If the Colorado Limited Gaming Control Commission or any other state gaming authority at any time determines that a holder of voting securities of the Company is unsuitable to hold such securities, then the Company may within 60 days after the finding of unsuitability purchase the voting securities at the lesser of (i) the cash equivalent of such person's investment in the Company, or
(ii) the current market price as of the date of the finding of unsuitability, unless such voting securities are transferred to a suitable person within 60 days after the finding of unsuitability. Unsuitability includes prior convictions of various crimes, association with organized crime, drunk driving convictions, failure to pay taxes and other indicia of lack of moral character and financial integrity.

     In addition, shares of Common Stock of the Company are subject to redemption by the Company if in the judgment of the Board of Directors such action would be necessary to obtain a license or franchise or to prevent the loss or secure the reinstatement of any license or franchise of the Company from any governmental agency, and the license or franchise is conditioned upon some or all of the holders of the stock of the Company possessing prescribed qualifications. The terms and conditions of the redemption are as follows:

     The redemption price of the securities to be redeemed will be equal to the fair market value (as defined) of the shares. The redemption price may be paid in cash, redemption securities (as defined) or any combination thereof. At least 30 days' written notice of the redemption date must be given to the recordholders of the shares selected to be redeemed.

     The term "fair market value" means the average closing price for the 45 most recent days on which shares of stock traded preceding the date on which notice of a redemption is given. A "redemption security" means any debt or equity security of the Company having such terms and conditions as are approved by the Board of Directors.

                                  LEGAL MATTERS

     The legality of the common stock offered hereby is being passed upon by Jones & Keller, P.C., Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements of Century Casinos, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, incorporated in the Prospectus by reference from the Company's Annual Report on Form 10-KSB and the financial statements of Gold Greek Associates, L.P. (a limited partnership) as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, incorporated in the Prospectus by reference from the Company's Form 8-K dated July 1, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     All expenses in connection with the registration of the securities will be paid by the Company. Such expenses are estimated as follows:

Registration fee                                     $    680
Legal fees and expenses*                                7,000
Accounting fees and expenses*                           5,000
Printing fees*                                          1,000
Blue sky qualification fees*                            1,000
Miscellaneous*                                            320
                                                    ---------
                                                      $15,000
- -----------
*        Estimated.

Item 15. Indemnification of Directors and Officers

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the Company provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. A corporation may only indemnify a person if it is determined that said person:
(1) acted in good faith; (2) in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (3) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation of the Company requires indemnification of its directors and officers to the fullest extent permitted by applicable law.

     Item 16. Exhibits.

     a. Exhibits Filed Herewith or Incorporated by Reference to Previous Filings with the Securities and Exchange Commission:

1. The following exhibits were included with the filing of the Company's Registration Statement #33-67370-D effective November 10, 1993 and are incorporated herein by reference:

   Exhibit No. Description

          1.1  Form  of  Underwriting   Agreement  between  the  Company,  Rocky
               Mountain Securities & Investments, Inc., as Representative, and Other Members of the Underwriting Group

          4.2  Form of underwriter's warrant certificate

          4.3  Form of Convertible Promissory Note

- -------------------

          2. The following exhibits were included with the filing of the Alpine's Form 10-KSB for the year ended December 31, 1993 and are incorporated herein by reference:

   Exhibit No. Description

          1.2 Executed underwriting agreement and amendment thereto, Rocky Mountain Securities, Inc.

- -------------------

          3. The following exhibits were filed with the Form 10-KSB for the Fiscal Year Ended December 31, 1995 and are hereby incorporated herein by reference:

   Exhibit No. Description

          3.1 Certificate of Incorporation (filed with Proxy Statement in respect of 1994 Annual Meeting of Stockholders and incorporated herein by reference)

          3.2 Bylaws (filed with Proxy Statement in respect of 1994 Annual Meeting of Stockholders and incorporated herein by reference

- -------------------


          4. The following exhibits are filed herewith or have been previously filed as part of this Registration Statement:

   Exhibit No. Description

          5.1 Opinion of Jones & Keller, P.C. regarding legality; filed on July 29, 1996.

          23.1 Consent of Jones & Keller, P.C.

          23.2 Consent of Deloitte & Touche LLP

Item 17. Undertakings

         The undersigned Company hereby undertakes:

         (a)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration
                          statement   (or  the   most   recent   post-effective
                          amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on August 23, 1996.


                                  CENTURY CASINOS, INC.

                                  By /s/ James D. Forbes
                                     ----------------------
                                     James D. Forbes, President

                                  By /s/ Brad Dobski
                                     ------------------
                                     Brad Dobski, Chief Accounting Officer
                                    (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Forbes and Norbert Teufelberger, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                             Title                           Date


/s/ Erwin Haitzmann           Chairman of the Board              August 23, 1996
- ------------------------
Erwin Haitzmann

/s/ James D. Forbes           President and Director             August 23, 1996
- ------------------------
James D. Forbes

/s/ Peter Hoetzinger           Vice Chairman of the Board        August 23, 1996
- ------------------------
Peter Hoetzinger

                                INDEX TO EXHIBITS

Exhibit
Number   Description                                                        Page


23.1     Consent of Jones & Keller, P.C.                                     ___

23.2     Consent of Deloitte & Touche LLP                                    ___

                                  EXHIBIT 23.1


                                   CONSENT OF
                              JONES & KELLER, P.C.

                              JONES & KELLER, P.C.
                            1625 Broadway, Suite 1600
                                Denver, Colorado
                            Telephone: (303) 573-1600
                            Facsimile: (303) 573-0769






                                                                 August 23, 1996



Century Casinos, Inc.
50 South Steele Street, Suite 755
Denver, Colorado  80209

Gentlemen:


     We hereby consent to the filing of our opinion dated July 29, 1996 as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.



                                                       Very truly yours,

                                                       /s/ Jones & Keller, P.C.
                                                       ------------------------
                                                           JONES & KELLER, P.C.

                                  EXHIBIT 23.2


                        CONSENT OF DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Century Casinos, Inc. on Form S-3 of our report dated February 23, 1996, appearing in the Annual Report on Form 10-KSB of Century Casinos, Inc. for the year ended December 31, 1995 and of our report dated April 1, 1996 on the financial statements of Gold Creek Associates, L.P. (a limited partnership) appearing in the Form 8-K of Century Casinos, Inc. dated July 1, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


Denver, Colorado
August 21, 1996

                              JONES & KELLER, P.C.
                            1625 Broadway, Suite 1600
                             Denver, Colorado 80202
                            Telephone: (303) 573-1600
                            Facsimile: (303) 573-0769





                                                                 August 23, 1996


VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      Century Casinos, Inc. (the "Company") Pre-Effective
         Amendment No. 1 to Registration Statement on Form S-3: #333-09073


Ladies and Gentlemen:


     On behalf of the Company, enclosed for filing is Pre-Effective Amendment No. 1 to Registration Statement on Form S-3, with exhibits. The filing fee of $680, was wired on or about July 19, 1996.


     Please do not hesitate to contact the undersigned should you have any questions regarding the enclosed.

                                                            Very truly yours,

                                                            /s/ Reid A. Godbolt
                                                            -------------------
                                                            Reid A. Godbolt


Enclosures
c(w/enc.):    Century Casinos, Inc., Attn: James D. Forbes, President (2 copies)
              Deloitte & Touche LLP, Attn: Timothy McKeever, Partner (2 copies)
              National Association of Securities Dealers, Inc. (3 copies)
              The Nasdaq Stock Market (3 copies)


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